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                                EXHIBIT 10.8.1


                              TRC COMPANIES, INC.
             EXECUTIVE INCENTIVE COMPENSATION PLAN FOR FISCAL 1997
                           AS ADOPTED JUNE 19, 1996



          At the meeting of the Company's Board of Directors held June 19, 1996, the following amendment to the Executive Incentive Compensation Plan regarding the Incentive Pool for fiscal 1997 was adopted:

          The amount of the fiscal 1997 Incentive Pool shall depend on the extent to which the Company's consolidated operating income for fiscal 1996 exceeds 60% of targeted operating income, as set forth in the Company's fiscal 1997 business plan. The Incentive Pool shall equal the sum of (a) up to $250,000 if actual operating income exceeds 60%, but is not greater than 100% of targeted operating income, (b) 30% of the amount by which actual operating income exceeds 100% of targeted operating income, but not by more than 125% of targeted operating income, and 12% of the amount by which actual operating income exceeds 125% of targeted operating income. To the extent that an Incentive Pool is established for fiscal 1996, it will be calculated in connection with the audit of the Company's fiscal 1997 consolidated financial statements and distributed by the Board of Directors' Compensation Committee in accordance with the terms of the plan.


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